UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Capricor Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CAPRICOR THERAPEUTICS, INC.

10865 Road to the Cure, Suite 150

San Diego, California 92121

Telephone: (310) 358-3200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 3, 2022

Dear Stockholders of Capricor Therapeutics, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Capricor Therapeutics, Inc., a Delaware corporation (the “Company”), which will be held on June 3, 2022 at 10:00 a.m. (PDT), or any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s principal executive office located at 10865 Road to the Cure, Suite 150, San Diego, California 92121. We currently expect that the Annual Meeting will be held in person but, as part of our precautions regarding the COVID-19 pandemic, could be held by means of remote communications. If we take this step, we will announce the decision to do so in advance, and details on how to participate in the meeting will be issued by press release and filed with the SEC as additional proxy material.

The Annual Meeting will be held for the following purposes:

1.	To elect the seven (7) nominees named in this proxy statement to the Company’s board of directors to serve until the 2023 Annual Meeting of Stockholders;
2.	To ratify the appointment of Rose, Snyder & Jacobs LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022;
3.	To approve, by non-binding advisory vote, the resolution approving named executive officer compensation; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

All of our stockholders of record as of April 11, 2022 are entitled to attend and vote at the meeting and at any adjournments or postponements thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

The Company’s board of directors has fixed the close of business on April 11, 2022 as the Record Date (as defined below) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

rules issued by the Securities and Exchange Commission, we are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The proxy statement and the enclosed proxy card are available at
http://www.capricor.com/inv_sec.html

Under rules issued by the Securities and Exchange Commission, we are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet.

You may vote your shares at the Annual Meeting only if you are present in person or if you are represented by proxy. All stockholders are invited to attend the Annual Meeting in person. Stockholders are encouraged to take health and safety considerations into account in determining whether to attend the Annual Meeting in person, and to comply with any laws, executive orders or governmental guidelines in effect in the City of San Diego, the County of San Diego, the State of California, the United States of America, and stockholders’ jurisdictions of residence. Whether or not you plan to attend the Annual Meeting in person, please complete, date and sign the enclosed proxy and return it in the enclosed envelope as promptly as possible. We urge you to carefully read this entire Proxy Statement, including the documents that we refer to in this Proxy Statement. If you attend the Annual Meeting, you may withdraw the proxy and vote in person. If you have any questions regarding the completion of the enclosed proxy or would like directions to the Annual Meeting, please call (310) 358-3200.

By Order of the Board of Directors,

CAPRICOR THERAPEUTICS, INC.

/s/ Linda Marbán, Ph.D
Linda Marbán, Ph.D.
Chief Executive Officer and a Director

San Diego, California

April 12, 2022

CAPRICOR THERAPEUTICS, INC.
10865 Road to the Cure, Suite 150
San Diego, California 92121

PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3, 2022

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the board of directors (the “Board”) of Capricor Therapeutics, Inc. (sometimes referred to as “we”, “us”, or the “Company”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting in person to vote on the proposals described in this proxy statement.

We intend to mail the proxy solicitation materials, combined with the Annual Report on Form 10-K for our fiscal year ended December 31, 2021, including financial statements, to stockholders on or about April 15, 2022. The information on our web site is not part of this proxy statement.

How do I attend the Annual Meeting?

The Annual Meeting will be held on June 3, 2022 at 10:00 a.m. PDT. You may attend in person, at our principal executive offices located at 10865 Road to the Cure, Suite 150, San Diego, California 92121. Information on how to vote in person at the Annual Meeting is discussed below.

Attending in Person: You will need to have a government-issued photo identification along with either your Notice and Access Card or proof of ownership of our shares of common stock as of the Record Date in order to enter the Annual Meeting. Proof of ownership may be any of the following:

A brokerage statement or letter from a bank or broker indicating ownership on the Record Date;

A printout of the proxy distribution email (if you received your materials electronically); or

A voting instruction form received from your bank, broker or nominee.

You are also encouraged to take health and safety considerations into account in determining whether to attend the Annual Meeting in person, and to comply with any laws, executive orders or governmental guidelines in effect in the City of San Diego, the County of San Diego, the State of California, the United States of America, and stockholders’ jurisdictions of residence.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 11, 2022 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 24,324,156 shares of our common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote by proxy as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting in person. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are three (3) matters scheduled for a vote:

1.	Election of seven (7) nominees named in this proxy statement to the Board;
2.	Ratification of the Audit Committee’s selection of Rose, Snyder & Jacobs LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and
3.	To approve a non-binding resolution on our named executive officer compensation.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

What is the Board’s voting recommendation?

The Board recommends that you vote your shares:

●	“For” the election of each of the seven (7) nominees named in this proxy statement to the Board;
●	“For” the ratification of the Audit Committee’s selection of Rose, Snyder & Jacobs LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and
●	“For” the approval, on a non-binding basis, of the Company’s named executive officer compensation.

How do I vote?

With respect to the election of directors, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For the ratification of the Audit Committee’s selection of Rose, Snyder & Jacobs LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, and for the approval of executive officer compensation, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple and depend upon whether your shares are registered in your name or are held by a bank, broker or other agent.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

●	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
●	To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one (1) vote for each share of common stock you own as of the close of business on April 11, 2022, the Record Date.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted in accordance with the recommendations of the Board.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by mail, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

●	You may submit another properly completed proxy card with a later date;
●	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 10865 Road to the Cure, Suite 150, San Diego, California 92121; or
●	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card is the one that is counted.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for Proposal No. 1, “For,” “Withhold” and broker non-votes; and, with respect to the other two proposals, votes “For” and “Against,” abstentions and broker non-votes.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other agent holding the shares as to how to vote on matters deemed “non-routine”. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other agent holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other agent can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, which generally apply to all brokers, banks or other nominees, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), amendments to equity plans, and executive compensation, including advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation. We believe that the ratification of the selection of the independent registered public accounting firm will generally considered to be a “routine” matter for which brokers, banks or other nominees generally have discretionary voting power. Broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting.

How many votes are needed to approve each proposal?

●	Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote for directors. Therefore, for the election of directors, the seven (7) nominees receiving the most “For” votes (from the holders of the votes of the shares present in person or represented by proxy and entitled to vote for directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.
●	To be approved, Proposal No. 2, the ratification of the Audit Committee’s selection of Rose, Snyder & Jacobs LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022, must receive more votes “For” the proposal than votes “Against” the proposal. Abstentions and broker non-votes will have no effect.
●	To be approved, Proposal No. 3, the advisory approval of the compensation of our named executive officers, must receive more votes “For” the proposal than votes “Against” the proposal. Abstentions and broker non-votes will have no effect. Although the advisory vote on Proposal No. 3 is non-binding, the Board will review the results of the votes and will consider the results in making a determination concerning future executive compensation.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the voting power of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the Record Date, there were 24,324,156 shares of common stock outstanding, par value $0.001 per share, and were entitled to vote. Thus, the holders of 12,162,079 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the Securities and Exchange Commission (the “SEC”) within four (4) business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K with the SEC within four (4) business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four (4) business days after the final results are known to us, file an additional Form 8-K to publish the final results.

I also have received a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Is that a part of the proxy materials?

We filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, with the SEC on March 11, 2022. A copy of our Annual Report accompanies this proxy statement. This document constitutes our Annual Report to Stockholders, and is being made available to all stockholders entitled to receive notice of and to vote at the

Annual Meeting. Except as otherwise stated, the Annual Report is not incorporated into this proxy statement and should not be considered proxy solicitation material.

When are stockholder proposals due for next year’s annual meeting?

Stockholders may submit proposals on matters appropriate for stockholder action at the 2023 Annual Meeting of Stockholders consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. To be considered for inclusion in proxy materials for our 2023 Annual Meeting of Stockholders, a stockholder proposal must be submitted in writing no later than December 13, 2022 to our Corporate Secretary at 10865 Road to the Cure, Suite 150, San Diego, California 92121. However, if the date of the 2023 Annual Meeting of Stockholders is convened more than 30 days before, or delayed by more than 30 days after, June 3, 2023, to be considered for inclusion in proxy materials for our 2023 Annual Meeting of Stockholders, a stockholder proposal must be submitted in writing to our Corporate Secretary at 10865 Road to the Cure, Suite 150, San Diego, California 92121 a reasonable time before we begin to print and send our proxy materials for our 2023 Annual Meeting of Stockholders. If you would like to submit a matter for consideration at our 2023 Annual Meeting of Stockholders (including any stockholder proposal not submitted under Rule 14a-8 or any director nomination) that will not be included in the proxy statement for that annual meeting, it must be received by our Corporate Secretary a reasonable period of time prior to the 2023 Annual Meeting of Stockholders. Please review our bylaws, which contain requirements regarding advance notice of stockholder proposals. You may view our bylaws by visiting the SEC’s Internet website at www.sec.gov. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 4, 2023.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS NAMED IN THIS PROXY STATEMENT

The Board currently consists of seven (7) directors. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a member of the Board. Each of the nominees listed below, except Karimah Es Sabar who joined the Board in July 2021, was re-elected to the Board at the last Annual Meeting of Shareholders held on June 11, 2021.

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote for directors. The seven (7) nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven (7) nominees named below. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether any nominee is elected. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees

The Nominating and Corporate Governance Committee recommended, and the Board approved, each of the nominees for election to the Board at the 2022 Annual Meeting of Stockholders. There are no family relationships between or among any of our executive officers, directors or nominees for director.

The Nominating and Corporate Governance Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee, and for the Board as a whole to approve the nomination of that person to the Board.

Information Regarding the Board of Directors and Corporate Governance

Name	Age as of April 11, 2022	Positions Held
Linda Marbán, Ph.D.	58	President, Chief Executive Officer and Director
Frank Litvack, M.D.	66	Executive Chairman and Director
Earl M. (Duke) Collier, Jr.	74	Director
David B. Musket	64	Director
Louis Manzo	84	Director
George W. Dunbar, Jr.	75	Director
Karimah Es Sabar	64	Director

Linda Marbán, Ph.D. Dr. Marbán is currently serving as our Chief Executive Officer, and has served in that capacity and on the Board since November 2013. As co-founder of Capricor, Inc., our wholly-owned subsidiary, Dr. Marbán has been with Capricor, Inc. since 2005 and became its Chief Executive Officer in 2010. She combines her background in research with her business experience to lead the Company and create a path to commercialization for its novel therapies. Dr. Marbán was the lead negotiator in procuring the license agreements that are the foundation of the Company’s intellectual property portfolio. Under her direction as Chief Executive Officer, the Company has been awarded approximately $30.0 million in non-dilutive grant awards which have funded our research and development programs and a loan award which funded Capricor, Inc.’s ALLSTAR clinical trial. Dr. Marbán’s deep knowledge of the cardiac space, in particular, allows her to provide unique direction for the Company’s development and growth. From 2003 to 2009, Dr. Marbán was with Excigen, Inc., a biotechnology start-up company, where she was responsible for business development, operations, pre-clinical research, and supervising the development of gene therapy products in a joint development agreement with Genzyme Corp. While at Excigen, she also negotiated a joint development and sublicense agreement with Medtronic Corp. utilizing Excigen’s technology and supervised the building of a lab in which the work was to be performed. Dr. Marbán began her career in academic science, first at the Cleveland Clinic Foundation working on the biophysical properties of cardiac muscle. That work continued when she moved to a postdoctoral fellowship at Johns Hopkins University (“JHU”). While at JHU, she advanced to the rank of Research Assistant Professor in the Department of Pediatrics, continuing her work on the mechanism of contractile dysfunction in heart failure. Her tenure at JHU ran from 2000 to 2003. Dr. Marbán earned a Ph.D. from Case Western Reserve University in cardiac physiology.

Frank Litvack, M.D., FACC. Dr. Litvack joined the Capricor, Inc. board in 2012 and since November 2013 has been serving as the Company’s Executive Chairman. Dr. Litvack is a native of Canada. He completed medical school and residency at McGill University in Montreal and a Cardiovascular Fellowship at Cedars-Sinai Medical Center in Los Angeles, where he subsequently became co-director of the Cardiovascular Intervention Center and Professor of Medicine at UCLA. There he led a prominent clinical and research program known for its excellence in innovation, care and leadership in Translational Medicine. Dr. Litvack was board-certified in Internal Medicine, Cardiovascular Diseases and Interventional Cardiology. He has published more than one hundred research articles and chapters and is the recipient of several awards, including an American Heart Association Young Investigator Award, the Leon Goldman Medical Excellence Award for contributions to the field of biomedical optics and the United States Space Technology and Space Foundation Hall of Fame for pioneering work with the excimer laser. Dr. Litvack left full time practice and academics in 2000 to concentrate on entrepreneurial activities. Dr. Litvack has founded and operated several healthcare ventures, both as chairman and/or chief executive officer, including Progressive Angioplasty Systems Inc., a medical device company that was acquired by United States Surgical Corp. in 1998; Savacor, Inc., a medical device company that was acquired by St. Jude Medical in 2005; and Conor Medsystems, Inc., a publicly traded medical device company that was acquired by Johnson & Johnson in 2007. He presently sits on the boards of several early-stage healthcare companies, including Credence MedSystems a drug delivery company, V Wave Medical, a heart failure company and Director of Levation Pharma, a specialty pharmaceutical company in the area of facial aesthetics that he co-founded. Additionally, he was an early investor and Board Member of MedAvail Inc., a disruptive player in the evolving technology enabled pharmacy space. In 2018, he co-founded Trialtech Medical Inc., a software and services company in the clinical trial recruiting space. Trialtech was sold to Scarritt Sciences in December 2020. Dr. Litvack was a former director of Nile Therapeutics, Inc. (predecessor entity to the Company) from 2009 to 2012. Dr. Litvack joined the board of directors of Capricor, Inc. as Executive Chairman in 2012. Dr. Litvack is also currently a Member of the Management company of Pura Vida Investments, LLC, a healthcare hedge fund, and is serving as a Director on the board of Cardiovascular Research Foundation, a non-profit research and education entity and on the Advisory Board ofthe Tannenbaum Open Science Institute at McGill University.

Earl M. (Duke) Collier, Jr. Mr. Collier has been a member of the Capricor, Inc. board since 2011 and became a member of the Company’s Board in November 2013. He is a member of the Company’s Audit Committee and Chairman of the Nominating and Corporate Governance Committee. From 2010-2014, he served as the Chief Executive Officer of 480 Biomedical, a medical device company developing products used in the treatment of peripheral artery disease, and the executive chairman of Arsenal Medical, Inc., a medical device company. Mr. Collier was formerly Executive Vice President at Genzyme Corporation, a biotechnology company acquired by Sanofi for $20.1 billion in 2011. Mr. Collier also served as President of Vitas Healthcare, a hospice provider, as a partner at the Washington, DC-based law firm of Hogan and Hartson and as Deputy Administrator of the Health Care Finance Administration (now CMS) in the U.S. Department of Health & Human Services. He is Chair Emeritus of the Innovation Advisory Board of Mass General Brigham. Additionally, he is a member of the board of the Boston Athenaeum. Previously, Mr. Collier served as a director of publicly-traded Decode Genetics Inc. (DGI Resolution, Inc.), a biopharmaceutical company, GenSight, a gene therapy company in Paris that trades on the French Euronext exchange and Tesaro, Inc., a publicly-traded biopharmaceutical company. Mr. Collier earned a Bachelor of Arts degree at Yale University and received a law degree from the University of Virginia Law School.

David B. Musket. Mr. Musket has been a member of the Capricor, Inc. board since 2012 and a member of the Company’s Board since November 2013. He is Chairman of the Company’s Audit and Compensation Committees. Mr. Musket has vast experience in strategic finance and has been following developments in the pharmaceutical and medical device industries for over 30 years. Mr. Musket began his investment career as an equities research analyst at Goldman Sachs & Co. following the pharmaceutical industry. From 1991 through 2016 he served as President of Musket Research Associates, a registered broker/dealer focused exclusively on venture banking transactions for emerging healthcare companies. In 1996 he co-founded ProMed Management, a healthcare-focused investment management company which he continues to run today. He has served on the boards of several private and public companies throughout his career. From 1999 to 2007, Mr. Musket served on the board of directors of publicly-traded Conor MedSystems, Inc., a medical device company sold to Johnson & Johnson in 2007 for $1.4 billion. Mr. Musket holds a Bachelor of Arts degree in Biology and Psychology from Boston College.

Louis Manzo. Mr. Manzo has been a member of the Company’s Board since November 2013. He was one of the initial investors in Capricor, Inc. and joined the Capricor, Inc. board in 2006. Mr. Manzo is also a member of the Company’s Compensation Committee and Nominating and Corporate Governance Committee. Mr. Manzo has been a prominent mid-Atlantic entrepreneur for over three decades and has extensive experience in the area of finance. Mr. Manzo received his Bachelor of Science degree from the University of Notre Dame and his M.B.A. from Harvard Business School. He served in the armed forces as an officer in the United States Navy. After completing his M.B.A. at Harvard, Mr. Manzo joined, and in a few years became General Partner of, Baker, Watts & Co., a New York Stock Exchange Member Firm. His experience there included being Director of Equity Research and, later, the Head of Corporate Finance. During the 1980’s, Mr. Manzo started his own private investment firm, LVM Venture Partners. Beginning in 1989, Mr. Manzo became part of the founders group which helped a Johns Hopkins cardiologist fund his launching of a research center for preventive cardiology. Mr. Manzo remained as an advisor during the center’s formative years. His continued interest in preventive research included a major investment to research the use of protein modeling for early disease detection. Since 2002, he has been following and supporting research into the use of adult stem cells in the repair of spinal cord and heart damage. The list of private company boards, senior advisory roles, and charities that Mr. Manzo has been involved with over the years are numerous and varied, including: the Johns Hopkins Preventive Cardiology Center, a hospital center; Greater Baltimore Medical Center, a hospital; Goodwill Industries of Maryland, a non-profit organization; E.I.L. Instruments, Inc., an instrument company; and University of Notre Dame, Advisory Council for Graduate Studies and Research.

George W. Dunbar, Jr. Mr. Dunbar has been a member of the Capricor, Inc. board since 2012 and a member of the Company’s Board since November 2013. He is a member of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. He is Managing Partner of The Dunbar Group, LLC, and provides advisory services to healthcare and life science investors and companies who recognize they need short term or interim industry expertise as they grow in order to be capital efficient. Mr. Dunbar has extensive healthcare and life sciences operating experience and has served as a director or chief executive officer with private and public life science companies in Diagnostics, Specialty Pharma, Cell Therapy, and Biologics, two as chief executive officer, where he led initial public offerings. He served as chief executive officer of ISTO Technologies and ISTO Biologics, two private orthobiologics companies acquired by Thompson Street Capital Partners. Prior to ISTO, Mr. Dunbar served as a Venture Partner with Arboretum Ventures, a leading healthcare venture capital firm. Mr. Dunbar is currently a board member of Progenitor Life Sciences, a private next generation immunotherapy development company and Executive Chairman of  Akadeum Life Sciences, a private next generation sample prep/separations tools company. Mr. Dunbar attended Auburn University where he graduated with a Bachelor of Science degree in Electrical Engineering and later received his M.B.A. He served on the Harbert College of Business M.B.A. Advisory Board and is an advisor with Life Science Tennessee and to Vanderbilt University’s Center for Technology Transfer and Commercialization.

Karimah Es Sabar. Ms. Sabar joined the Capricor Therapeutics board in July 2021. She is the CEO and General Partner at Quark Venture LP, a venture capital investment firm, leading their global health sciences enterprise. Prior to Quark Venture, Ms. Es Sabar was President and CEO at the Centre for Drug Research and Development (CDRD), Canada’s national drug development and commercialization centre responsible for developing and executing on the overall strategic direction. Ms. Es Sabar has held senior management positions with multinational pharmaceutical companies, most notably as Director International Division, and later Global Head Marketing and Business Development at Pasteur Merieux Connaught (Sanofi Pasteur) based in Toronto. She holds degrees in Neurochemistry from the Institute of Psychiatry, University of London, in Biochemistry and Chemistry from University of Salford Manchester, and an Executive Certificate in Management and Leadership from the MIT Sloan School of Management. Ms. Es Sabar is also the Chair of Health Biosciences Economic Strategy Table (Government of Canada).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

Information Regarding the Board of Directors and Corporate Governance

Independence of the Board of Directors

Pursuant to the independence rules of The Nasdaq Stock Market LLC (“Nasdaq”), a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Dr. Frank Litvack, Mr. Earl Collier, Jr., Mr. David Musket, Mr. Louis Manzo, Mr. George Dunbar and Ms. Es Sabar. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us. In addition to transactions required to be disclosed under SEC rules, the Board considered certain other relationships in making its independence determinations, and determined in each case that such other relationships did not impair the director’s ability to exercise independent judgment on our behalf.

Dr. Linda Marbán, our President and Chief Executive Officer, is not an independent director by virtue of her employment with the Company.

Board Leadership Structure

The Board has determined that separating the positions of Chief Executive Officer and Executive Chairman of the Board is in the best interests of our stockholders at this time. This structure allows our Chief Executive Officer to focus on managing our day-to-day business activities and allows our Executive Chairman to focus on providing strategic advice and oversight to management.

Role of the Board in Risk Oversight

We face a variety of risks, including liquidity and operational risks. The Board and each of its committees are involved in overseeing risk associated with our business operations. The Audit Committee reviews and discusses with management and the independent registered public accounting firm our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control such exposures. The Audit Committee determines and approves, prior to commencement of the audit engagement, the scope and plan for the internal audit and confers with management and the independent registered public accounting firm regarding the scope, adequacy and effectiveness of internal controls over financial reporting, including any special audit steps taken in the event of a material control deficiency. The Audit Committee also reviews with management and the independent registered public accounting firm any fraud, whether or not material, that includes management or other employees who have a significant role in our internal controls over financial reporting and any significant changes in internal controls or other factors that could significantly affect internal controls, including any corrective actions in regard to significant deficiencies or material weaknesses. Furthermore, the Audit Committee establishes procedures for the receipt, retention and treatment of complaints that we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

It is the role of the Nominating and Corporate Governance Committee to review, discuss and assess, along with input from senior management, the performance of the Board and the committees of the Board at least annually. The Nominating and Corporate Governance Committee is responsible for developing and making recommendations to the Board for approval, and periodically reviewing with our Chief Executive Officer, the plans for succession to the offices of our Chief Executive Officer and other executive officers and the selection of appropriate individuals to succeed to executive positions.

It is the role of the Compensation Committee to review, at least annually, our compensation philosophy and to review and approve (or, if it deems appropriate, recommend to the Board for determination and approval) the compensation of our executive officers, senior management and non-employee directors, taking into consideration the individual’s success in achieving his or her individual performance goals and objectives and the corporate performance goals and objectives deemed relevant to him or her, as established by the Compensation Committee, in addition to other factors. The Compensation Committee reviews and recommends to the Board for approval the frequency with which we conduct say-on-pay votes, taking into account the results of the most recent stockholder advisory vote on the frequency of such say-on-pay votes, and reviews and approves the proposals regarding the say-on-pay vote and the frequency of the say-on-pay vote to be included in each of our annual meeting proxy statements, as applicable. It is also the role of the Compensation Committee to review, at least annually, our incentive compensation arrangements to determine whether they encourage excessive risk-taking, review and discuss the relationship between our risk management policies and practices and compensation, and evaluate compensation policies and practices that could mitigate such risk.

Meetings of the Board of Directors

During the last fiscal year, the Board met five (5) times and took action by unanimous written consent six (6) times. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served that were held during the portion of the last fiscal year for which they were directors or committee members, respectively.

It is our policy to invite directors and nominees for director to attend the Annual Meeting of Stockholders either in person or by telephone. Dr. Linda Marbán attended the 2021 Annual Meeting of Stockholders.

Executive Sessions

As required under applicable Nasdaq listing standards, our independent directors periodically meet in executive session at which only they are present.

Information Regarding Committees of the Board of Directors

The Board has three primary committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2021 for each of these committees of the Board:

Nominating and
Name	Audit		Compensation		Corporate Governance
Linda Marbán, Ph.D.	—		—		—
Frank Litvack, M.D.	—		—		—
Earl M. (Duke) Collier, Jr.	X		—		X	*
David B. Musket	X	*	X	*	—
Louis Manzo	—		X		X
George W. Dunbar, Jr.	X		X		X
Karimah Es Sabar	—		—		—
Total meetings held in 2021	4		4		1
Total actions by unanimous written consent in 2021	1		—		—

*Committee Chairperson

Below is a description of each primary committee of the Board. Each of these committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each of these committees meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.

Audit Committee

The current members of our Audit Committee are Mr. David Musket (Chair), Mr. George Dunbar and Mr. Earl Collier. The Board has determined that all members of the Audit Committee are “independent” within the meaning of the applicable listing standards of the Nasdaq Stock Market. The Board has determined that Mr. Musket qualifies as an “audit committee financial expert,” as defined by the applicable rules of the SEC.

The Audit Committee of the Board is a separately-designated standing audit committee established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee has adopted a written charter that is available on the Corporate Governance section of our website at www.capricor.com.

The Audit Committee acts on behalf of the Board in fulfilling the Board’s oversight responsibilities with respect to our accounting and financial reporting processes and audits of financial statements, and also assists the Board in its oversight of the quality and integrity of our financial statements and reports and the qualifications, independence and performance of our independent registered public accounting firm. For this purpose, the Audit Committee performs several functions. A summary of the responsibilities of the Audit Committee include:

●	selecting, appointing, determining the compensation of, retaining and overseeing the work of our independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us;
●	prior to engagement of any prospective registered public accounting firm, reviewing and discussing with the prospective independent registered public accounting firm a written disclosure by the prospective independent registered public accounting firm of all relationships between us, or persons in financial oversight roles, and such independent registered public accounting firm or their affiliates;
●	pre-approving engagements of the independent registered public accounting firm, prior to commencement of the engagement, and the scope of and plans for the audit;
●	monitoring the rotation of partners of the independent registered public accounting firm on our audit engagement team;
●	reviewing with management and the independent registered public accounting firm any fraud, whether or not material, that includes management or employees who have a significant role in our internal control over financial reporting and any significant changes in internal controls or other factors that could significantly affect internal controls, including any corrective actions in regards to significant deficiencies or material weaknesses;
●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or other auditing matters and the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
●	reviewing our compliance with applicable laws and regulations and reviewing and overseeing any policies, procedures or programs designed to monitor such compliance;
●	reviewing and discussing with management and the independent registered public accounting firm the annual audited financial statements (including the related notes) and any major issues regarding accounting principles and financial statement presentation and all other matters required to be discussed under generally accepted accounting standards, the results of the independent registered public accounting firm’s review of our quarterly financial information prior to public disclosure and our disclosures in our periodic reports filed with the SEC; and
●	performing, at least annually, an evaluation of the performance of the Audit Committee and its members, including a review of the Audit Committee’s compliance with its charter.

The Audit Committee reviews, discusses and assesses its own performance at least annually, including a review of its compliance with its charter. The Audit Committee also, at least annually, reviews and assesses its charter and recommends any proposed changes to the charter to the Board for its consideration.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) (the “PCAOB”) regarding "Communications with Audit Committees." The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence. Based on the foregoing, the Audit Committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Mr. Musket

Mr. Collier

Mr. Dunbar

*

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The current members of our Compensation Committee are Mr. David Musket (Chair), Mr. Louis Manzo and Mr. George Dunbar. The Compensation Committee is required to operate in accordance with Nasdaq rules, and the Board has determined that all members of the Compensation Committee are “independent” within the meaning of the applicable listing standards of the Nasdaq Stock Market. The Compensation Committee has adopted a written charter that is available on the Corporate Governance section of our website at www.capricor.com.

The Compensation Committee acts on behalf of the Board to discharge the Board’s responsibilities relating to the compensation of our executives, including by designing, recommending to the Board for approval and evaluating our compensation plans, policies and programs. The Compensation Committee is also responsible for reviewing, discussing with management and approving our disclosures relating to executive compensation for use in our reports filed with the SEC. A summary of the responsibilities of the Compensation Committee include:

●	reviewing, at least annually, our compensation philosophy;
●	determining and approving (or, if the Compensation Committee deems appropriate, recommending to the Board for determination and approval) corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of those goals, and determining or recommending the compensation of our Chief Executive Officer, including seeking to achieve an appropriate level of risk and reward in determining the long -term incentive component of the Chief Executive Officer’s compensation;
●	determining and approving (or, if the Compensation Committee deems appropriate, recommending to the Board for determination and approval) the compensation for all other executive officers and senior management taking into consideration such person’s success in achieving his or her individual goals and objectives and the corporate performance goals and objectives deemed relevant to such executive officers and senior management;
●	reviewing and approving (or, if it deems appropriate, making recommendations to the Board regarding) the terms of employment agreements, severance agreements, change-of-control protections and other compensatory arrangements for our executive officers and senior management;
●	reviewing and approving the type and amount of compensation to be paid or awarded to non-employee directors;
●	reviewing and approving the adoption, amendment and termination of our stock option plans, stock appreciation rights plans, pension and welfare benefit plans, incentive plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans and similar programs, as applicable; and administering all such plans, setting performance targets, selecting participants, approving grants and awards and exercising such other power and authority as may be permitted or required under such plans;
●	establishing and reviewing policies concerning perquisite benefits;
●	reviewing our incentive compensation arrangements to determine whether such arrangements encourage excessive risk-taking, and reviewing and discussing the relationship between our risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk, at least annually;
●	reviewing and recommending to the Board for approval the frequency with which we conduct a vote on executive compensation, taking into account the results of the most recent stockholder advisory vote on the frequency of the vote on executive compensation, and reviewing and approving the proposals and frequency of the vote on executive compensation to be included in our annual meeting proxy statements, when necessary;
●	periodically reviewing the need for a Company policy regarding compensation paid to the Company’s executive officers in excess of limits deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, when applicable;

●	determining the Company’s policy with respect to change of control or parachute payments;
●	managing and reviewing executive officer indemnification and insurance matters; and
●	evaluating the Committee’s own performance and reviewing and assessing the Committee Charter.

The Compensation Committee holds regular or special meetings as its members deem necessary or appropriate. The Compensation Committee, through the chairperson of the Compensation Committee, reports all material activities of the Compensation Committee to the Board from time to time, or whenever so requested by the Board. The charter of the Compensation Committee grants the Compensation Committee authority to select, retain and obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain and terminate any compensation consultants to assist in its evaluation of director, chief executive officer or senior executive compensation, including sole authority to approve the consultant’s reasonable fees and other retention terms. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any internal or external legal, accounting or other advisors and consultants retained by the Compensation Committee. The Compensation Committee may select an internal or external legal, accounting or other advisor or consultant only after considering the independence of such internal or external legal, accounting or other advisor or consultant using factors established by law and the rules and regulations of the SEC and Nasdaq.

Under its charter, the Compensation Committee may form, and delegate authority to, one or more subcommittees as appropriate.

Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are Mr. Earl Collier (Chair), Mr. Louis Manzo and Mr. George Dunbar. The Board has determined that all members of the Nominating and Corporate Governance Committee are “independent” within the meaning of the applicable listing standards of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee has adopted a written charter that is available on the Corporate Governance section of our website at www.capricor.com. The Nominating and Corporate Governance Committee acts on behalf of the Board to fulfill the Board’s responsibilities in overseeing all aspects of our nominating and corporate governance functions. A summary of the responsibilities of the Nominating and Corporate Governance Committee include:

●	determining the minimum qualifications, qualities, skills and other expertise required for service on the Board;
●	identifying, reviewing and evaluating candidates to serve on the Board, including prior to each annual meeting of stockholders at which directors are to be elected, recommending to the Board for nomination such candidates as the Nominating and Corporate Governance Committee has found to be well qualified and willing and available to serve; and after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, recommending to a prospective member for appointment to the Board;
●	developing and recommending to the Board for approval standards for determining whether a director has a relationship with the Company that would impair his or her independence;
●	evaluating the performance of the members of the committees of the Board, reviewing the composition of such committees and recommending to the Board annually the chairmanship and membership of each committee;
●	considering and recommending the removal of a director for cause, in accordance with the applicable provisions of the Company’s certificate of incorporation and bylaws;
●	overseeing the Board in its annual review of its performance and making appropriate recommendations to improve performance;
●	developing and recommending to the Board such policies and procedures with respect to the nomination of directors or other corporate governance matters as may be required to be disclosed pursuant to any rules promulgated by the SEC or otherwise considered to be desirable and appropriate;
●	developing and reviewing corporate governance principles to be applicable to the Company and periodically reviewing Company policy statements to determine their adherence to the Company’s Code of Business Conduct and Ethics;

●	overseeing and reviewing the processes and procedures used by the Company to provide information to the Board and its committees;
●	developing and recommending to the Board plans for succession to the offices of the Company’s Chief Executive Officer and other executive officers and making recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions; and
●	reviewing and reassessing its Charter at least annually and submitting any recommended changes to the Board for its consideration.

It is the responsibility of the Nominating and Corporate Governance Committee to periodically, and at least annually, review, discuss and assess the performance of the Board and committees of the Board. In fulfilling this responsibility, the Nominating and Corporate Governance Committee seeks input from senior management, the full Board and others. In assessing the Board, the Nominating and Corporate Governance Committee evaluates the overall composition of the Board, the Board’s contribution as a whole and its effectiveness in serving our best interests and the best interests of our stockholders.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including having the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders.

In conducting this assessment, the Nominating and Corporate Governance Committee considers such factors as it deems appropriate given the current needs of the Board and us, to maintain a balance of knowledge, experience and capability, as well as diversity. The Nominating and Corporate Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint, as well as traditional diversity concepts such as race or gender, and sexual orientation. In the case of new director candidates, if applicable, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

At least annually, the Nominating and Corporate Governance Committee will review, discuss and assess its own performance and composition and review and assess the adequacy of its charter, including its roles and responsibilities as outlined in its charter, and recommend any proposed changes to the Board for its consideration and approval.

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder.

Experience, Qualifications, Attributes and Skills of Directors

We look to our directors to lead us through our continued growth as a development-stage public biopharmaceutical company. Our directors bring their leadership experience from a variety of life science and other companies and professional backgrounds which we require to continue to grow and bring value to our stockholders. Dr. Frank Litvack, our Executive Chairman, has a wealth of business-building experience and medical expertise that ensures that our activities are anchored in sound scientific research and solid business planning and practices. As an accomplished veteran of the healthcare industry who has orchestrated the founding, development, financing and sale of several medical technology companies, we believe that Dr. Litvack provides invaluable knowledge and leadership to the Company. Dr. Linda Marbán brings a wealth of knowledge in research and development, especially for the treatment of cardiovascular disease. She has over a decade of experience in early-stage life sciences companies, as well as business development expertise. Mr. Musket has venture capital and investment banking backgrounds and offers expertise in financing and growing early-stage biopharmaceutical companies. Each of Messrs. Collier, Dunbar, Manzo, Musket and Ms. Sabar have significant experience with early stage private and public companies and bring depth of knowledge in building stockholder value, growing a company from inception and navigating significant corporate transactions and the public company process. Additionally, Mr. Dunbar, Mr. Collier and Ms. Sabar have extensive experience in the pharmaceutical industry, allowing them to contribute their significant operational experience.

Stockholder Communications with the Board of Directors

Historically, we have not adopted a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of our stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to our stockholders in a timely manner. In order to communicate with the Board as a whole, with non-management directors or with specified individual directors, correspondence may be directed to our Corporate Secretary at 10865 Road to the Cure, Suite 150, San Diego, California 92121. Each communication will be reviewed by our Corporate Secretary to determine whether it is appropriate for presentation to the Board or such director. Communications determined by our Corporate Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or the director on a periodic basis.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all directors, officers, employees, consultants, contractors and agents, wherever they are located and whether they work for us on a full- or part-time basis. The Code of Ethics was designed to help such directors, employees and other agents to resolve ethical issues encountered in the business environment. The Code of Ethics covers topics such as conflicts of interest, compliance with laws, confidentiality of Company information, encouraging the reporting of any violations of the Code of Ethics, fair dealing and protection and use of Company assets.

A copy of the Code of Ethics, as adopted by the Board, and revised in April 2021, is available at the Corporate Governance page of our website at www.capricor.com. Please note that information contained on our website is not incorporated by reference in, or considered to be a part of, this proxy statement. We may post amendments to or waivers of the provisions of the Code of Ethics, if any, made with respect to any directors and employees on that website.

Hedging and Pledging Policies

As part of our Insider Trading Policy, our officers, directors, employees and consultants are prohibited from engaging in short sales of our securities and our officers, directors and employees are prohibited from engaging in hedging transactions involving our securities. Our Insider Trading Policy further prohibits officers, directors and employees from pledging securities as collateral for a loan unless pre-cleared by the compliance officer for the Insider Trading Policy.

Information Regarding Executive Officers

Set forth below are the name, age as of April 11, 2022, position(s), and a description of the business experience of each of our executive officers:

Name	Age	Positions Held
Linda Marbán, Ph.D.	58	President, Chief Executive Officer and Director
Anthony Bergmann, M.B.A.	36	Chief Financial Officer
Karen G. Krasney, J.D.	69	Executive Vice President and General Counsel

A description of the business experience of Linda Marbán is provided above under the heading “Proposal No. 1—Election of Directors— Nominees”.

Anthony Bergmann, M.B.A. Mr. Bergmann has served as our Chief Financial Officer since January 2018. Mr. Bergmann joined Capricor in 2011 and served as its Director of Finance until November 2013. After the merger between Capricor, Inc. and a subsidiary of Nile Therapeutics, Inc., he became the Company’s Vice President of Finance. He also serves as the Company’s corporate treasurer. Prior to joining Capricor, Mr. Bergmann had experience in accounting, finance and operations management of companies ranging in size from start-ups to mid-size companies. Most recently he was with the business management firm, Gettleson, Witzer and O’Connor, in Beverly Hills, California, where he focused on accounting and finance for several production studios generating motion picture releases and worldwide revenue that exceeded $1 billion. The firm’s clients included foundations, trusts, and independent actors, writers, producers and directors across the entertainment industry. While at the firm, he focused on budgeting, tax forecasting and asset management. Earlier in his career, Mr. Bergmann served in financial positions in various industries. During his time at Capricor, Mr. Bergmann assisted with Capricor’s Series A-3 Preferred Stock offering and helped structure the Company’s successful $19.8 million budget proposal to the California Institute for Regenerative Medicine. He directly coordinated the Company’s reverse merger and subsequent uplisting to the NASDAQ and financings yielding over $100.0 million, to date. He has experience in developing corporate and financial strategy alternatives and executing on strategic plans. Mr. Bergmann manages the Company’s finance, accounting, business development and human resource functions. Mr. Bergmann graduated from Providence College with a Bachelor of Science degree in Management, and a minor in Finance. He has an M.B.A. from the University of Southern California’s Marshall School of Business. He is actively involved in various venture capital and entrepreneurial associations throughout the Los Angeles area.

Karen G. Krasney, J.D. Ms. Krasney has served as our Executive Vice President, Secretary and General Counsel since November 2013. Ms. Krasney has been providing legal services to Capricor, Inc. since 2011 and in 2012 joined Capricor, Inc. as its Executive Vice President and General Counsel. Ms. Krasney’s career spans over 40 years serving as general counsel for numerous corporations and private companies engaged in a wide variety of industries. Her extensive background and vast experience has been focused on domestic and international corporate and business law, as well as litigation. Ms. Krasney has been involved in the medical technology arena since the mid 1990’s, representing several medical technology companies developing products for the treatment of cardiovascular disease. Commencing in 2002, Ms. Krasney served as legal counsel of Biosensors International Group Ltd., a multinational medical device company that developed, manufactured and sold medical devices for cardiology applications. In 2006, she accepted the position of General Counsel and Executive Vice President of Biosensors and served in that capacity until 2010. During her tenure at Biosensors, among other things, Ms. Krasney headed the legal team that facilitated the company’s successful initial public offering in Singapore and was responsible for negotiating and documenting all agreements for the company worldwide, including licensing agreements with major medical device companies and agreements required for the company’s international clinical trials. Ms. Krasney also serves as a director on the board of Cardiovascular Research Foundation, a non-profit research and education entity and as a director for a private non-profit charitable foundation. Ms. Krasney received her Bachelor of Arts degree from the University of California, Los Angeles and her Juris Doctorate from the University of Southern California.

PROPOSAL NO. 2:

RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED ACCOUNTING FIRM

The Audit Committee of the Board has selected Rose, Snyder & Jacobs LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that management seek stockholder ratification of the selection of the independent registered public accounting firm at the Annual Meeting. Rose, Snyder & Jacobs LLP was appointed our registered public accounting firm on January 17, 2014, and has served as our independent registered public accounting firm for each year since the year ended December 31, 2013.

Representatives of Rose, Snyder & Jacobs LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law requires stockholder ratification of the selection of Rose, Snyder & Jacobs LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Rose, Snyder & Jacobs LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests as well as the best interest of our stockholders.

The affirmative vote of a majority of the shares cast on Proposal No. 2 at the Annual Meeting will be required to ratify the selection of Rose, Snyder & Jacobs LLP. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 2

Principal Accountant Fees and Services

In connection with the audit of the 2021 financial statements, we entered into an engagement agreement with Rose, Snyder & Jacobs LLP which sets forth the terms by which Rose, Snyder & Jacobs LLP would perform audit services for us.

The following is a summary of the approximate fees billed to us by Rose, Snyder & Jacobs LLP, our independent registered public accounting firm, for professional services rendered for the fiscal years ended December 31, 2021 and 2020 which includes Capricor, Inc. and Capricor Therapeutics, Inc.:

	Fiscal Year Ended
	December 31,
Service Category	2021	2020
Audit Fees	$84,200	$77,500
Audit-Related Fees	14,500	14,000
Tax Fees	10,850	11,700
All Other Fees	4,500	3,000
Total Fees	$114,050	$106,200

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit and review of our annual financial statements, as well as the audit and review of our financial statements included in our registration statements filed under the Securities Act and issuance of consents and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements except those not required by statute or regulation; “audit-related fees” are fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements, including attestation services that are not required by statute or regulation, due diligence and services related to acquisitions; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

Pre-Approval Policies and Procedures.

Pursuant to our Audit Committee Charter, before the independent registered public accounting firm is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee pre-approves the engagement. Audit Committee pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent registered public accounting firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the full Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent registered public accounting firm. Audit Committee pre-approval of non-audit services (other than review and attest services) also is not required if such services fall within available exceptions established by the SEC. None of the services provided by our independent registered public accounting firm for fiscal 2021 or 2020 were obtained in reliance on the waiver of the pre-approval requirement afforded in SEC regulations.

PROPOSAL NO. 3:

TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE RESOLUTION APPROVING NAMED EXECUTIVE OFFICER COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. Consistent with the preference expressed by our stockholders at the last advisory vote on the frequency of our “say-on-pay” vote, we are conducting such vote annually. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Our compensation policies are designed to align our key executives’ compensation with both our business objectives and the interests of our stockholders. We also seek to provide compensation policies that attract, motivate and retain key executives who are critical to our success.

We recommend that our stockholders review the application of our compensation philosophy and the elements of compensation provided to each named executive officer as reflected in the discussion and tables included in the “2021 Executive Compensation” section of this proxy statement.

We believe our executive compensation policies are designed appropriately and are functioning as intended to produce long-term value for our stockholders. Accordingly, we are asking our stockholders to approve the overall application of our compensation policies to our named executive officers through this advisory vote.

Accordingly, the Board is asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to Capricor Therapeutics’ named executive officers, as disclosed in the proxy statement for the 2022 Annual Meeting of Stockholders of Capricor Therapeutics pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2021 Executive Compensation, compensation tables and related narrative discussion, is hereby APPROVED on an advisory, non-binding basis.”

Because the vote is advisory, it is not binding on the Board or us. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this Proposal No. 3 requires the affirmative vote of a majority of the shares cast on Proposal No. 3 at the Annual Meeting. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 3.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of April 11, 2022 by:

●	each of our directors;
●	each named executive officer as defined and named in this proxy statement;
●	all of our directors and executive officers as a group; and
●	each person known by us to beneficially own more than five percent of our common stock (based on information supplied in Schedules 13D and 13G filed with the SEC).

Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and dispositive power with respect to all capital stock shown to be held by that person. The address of each named executive officer and director, unless indicated otherwise, is c/o Capricor Therapeutics, Inc., 10865 Road to the Cure, Suite 150, San Diego, California 92121.

	Shares of Common	Percentage of Common
	Stock Beneficially	Stock Beneficially
Name of Beneficial Owner	Owned(1)	Owned(1)
Named Executive Officers and Directors:
Frank Litvack, M.D.(2)	484,080	2.0
George Dunbar(3)	104,572	*
Louis Manzo(4)	242,919	*
Earl Collier(5)	110,654	*
David Musket(6)	197,492	*
Karimah Es Sabar(7)	801	*
Anthony Bergmann, M.B.A. (8)	150,602	*
Linda Marbán, Ph.D.(9)	889,028	3.6
Karen Krasney, J.D.(10)	149,169	*
Directors and executive officers as a group (9 individuals)	2,329,317	9.0
5% Stockholders:
None

*Represents less than 1%.

(1)	We have based percentage ownership of our common stock on 24,324,156 shares of our common stock outstanding as of April 11, 2022. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and includes any shares as to which the security holder has sole or shared voting power or dispositive power, and also any shares which the security holder has the right to acquire within 60 days of April 11, 2022, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the security holder that he, she or it is a direct or indirect beneficial owner of those shares.
(2)	Includes (i) 107,382 shares held by Dr. Litvack; (ii) 356,307 shares issuable upon the exercise of stock options held directly by Dr. Litvack that are exercisable or will become exercisable within 60 days of April 11, 2022; and (iii) 20,391 shares issuable upon the exercise of warrants held directly by Dr. Litvack which are exercisable or will become exercisable within 60 days of April 11, 2022. The shares issuable upon the exercise of stock options issued to Dr. Litvack are subject to early exercise under the Capricor Therapeutics, Inc. 2021 Equity Incentive Plan, Capricor Therapeutics, Inc. 2020 Equity Incentive Plan, and the Capricor Therapeutics, Inc. 2012 Restated Equity Incentive Plan. As of April 11, 2022, Dr. Litvack has not indicated his intent to exercise early. If the option holder elects to take advantage of the early exercise feature and purchase shares prior to the vesting of such shares, the shares will be deemed restricted stock and will be subject to a repurchase option in favor of the Company if the option holder’s service to the Company terminates prior to vesting.

(3)	Includes (i) 9,155 shares held by Mr. Dunbar; and (ii) 95,417 shares issuable upon the exercise of stock options that are exercisable or will become exercisable within 60 days of April 11, 2022. The shares issuable upon the exercise of stock options issued to Mr. Dunbar are subject to early exercise under the Capricor Therapeutics, Inc. 2021 Equity Incentive Plan, Capricor Therapeutics, Inc. 2020 Equity Incentive Plan, Capricor Therapeutics, Inc. 2012 Restated Equity Incentive Plan, and the Capricor Therapeutics, Inc. 2012 Non-Employee Director Stock Option Plan. As of April 11, 2022, Mr. Dunbar has not indicated his intent to exercise early. If the option holder elects to take advantage of the early exercise feature and purchase shares prior to the vesting of such shares, the shares will be deemed restricted stock and will be subject to a repurchase option in favor of the Company if the option holder’s service to the Company terminates prior to vesting.
(4)	Includes (i) 63,815 shares held by Coniston Corporation, an entity of which Louis Manzo holds all voting shares and 1% of the non-voting shares and of which 99% of the non-voting shares are held by several irrevocable trusts established for the benefit of Mr. Manzo’s children. Mr. Manzo holds all voting power with respect to the shares of Coniston Corporation; (ii) 61,198 shares held directly by Mr. Manzo; (iii) 97,515 shares issuable upon the exercise of stock options held directly by Mr. Manzo that are exercisable or will become exercisable within 60 days of April 11, 2022; and (iv) 20,391 shares issuable upon the exercise of warrants held directly by Mr. Manzo which are exercisable or will become exercisable within 60 days of April 11, 2022. Certain shares issuable upon the exercise of stock options issued to Mr. Manzo are subject to early exercise under the Capricor Therapeutics, Inc. 2021 Equity Incentive Plan, Capricor Therapeutics, Inc. 2020 Equity Incentive Plan, Capricor Therapeutics, Inc. 2012 Restated Equity Incentive Plan, and the Capricor Therapeutics, Inc. 2012 Non-Employee Director Stock Option Plan. As of April 11, 2022, Mr. Manzo has not indicated his intent to exercise early. If the option holder elects to take advantage of the early exercise feature and purchase shares prior to the vesting of such shares, the shares will be deemed restricted stock and will be subject to a repurchase option in favor of the Company if the option holder’s service to the Company terminates prior to vesting.
(5)	Includes (i) 15,455 shares held by Mr. Collier; and (ii) 95,199 shares issuable upon the exercise of stock options which are exercisable or will become exercisable within 60 days of April 11, 2022. The shares issuable upon the exercise of stock options issued to Mr. Collier are subject to early exercise under the Capricor Therapeutics, Inc. 2021 Equity Incentive Plan, Capricor Therapeutics, Inc. 2020 Equity Incentive Plan, Capricor Therapeutics, Inc. 2012 Restated Equity Incentive Plan, and the Capricor Therapeutics, Inc. 2012 Non-Employee Director Stock Option Plan. As of April 11, 2022, Mr. Collier has not indicated his intent to exercise early. If the option holder elects to take advantage of the early exercise feature and purchase shares prior to the vesting of such shares, the shares will be deemed restricted stock and will be subject to a repurchase option in favor of the Company if the option holder’s service to the Company terminates prior to vesting.
(6)	Includes (i) 7,096 shares held by SEP FBO David B. Musket, Pershing LLC as Custodian; (ii) 58,737 held by David B. Musket; and (iii) 131,659 shares issuable upon the exercise of stock options held directly by David B. Musket, which are exercisable or will become exercisable within 60 days of April 11, 2022. The shares issuable upon the exercise of stock options issued to Mr. Musket are subject to early exercise under the Capricor Therapeutics, Inc. 2021 Equity Incentive Plan, Capricor Therapeutics, Inc. 2020 Equity Incentive Plan, Capricor Therapeutics, Inc. 2012 Restated Equity Incentive Plan, and the Capricor Therapeutics, Inc. 2012 Non-Employee Director Stock Option Plan. As of April 11, 2022, Mr. Musket has not indicated his intent to exercise early. If the option holder elects to take advantage of the early exercise feature and purchase shares prior to the vesting of such shares, the shares will be deemed restricted stock and will be subject to a repurchase option in favor of the Company if the option holder’s service to the Company terminates prior to vesting.
(7)	Includes 801 shares issuable upon the exercise of stock options which are exercisable or will become exercisable within 60 days of April 11, 2022. The shares issuable upon the exercise of stock options issued to Ms. Es Sabar are subject to early exercise under the Capricor Therapeutics, Inc. 2021 Equity Incentive Plan. As of April 11, 2022, Ms. Es Sabar has not indicated her intent to exercise early. If the option holder elects to take advantage of the early exercise feature and purchase shares prior to the vesting of such shares, the shares will be deemed restricted stock and will be subject to a repurchase option in favor of the Company if the option holder’s service to the Company terminates prior to vesting.
(8)	Includes (i) 203 shares held by Mr. Bergmann and (ii) 150,399 shares issuable upon the exercise of stock options held directly by Mr. Bergmann that are exercisable or will become exercisable within 60 days of April 11, 2022. The shares issuable upon the exercise of stock options issued to Mr. Bergmann are subject to early exercise under the Capricor

Therapeutics, Inc. 2021 Equity Incentive Plan, Capricor Therapeutics, Inc. 2020 Equity Incentive Plan, and the Capricor Therapeutics, Inc. 2012 Restated Equity Incentive Plan. As of April 11, 2022, Mr. Bergmann has not indicated his intent to exercise early. If the option holder elects to take advantage of the early exercise feature and purchase shares prior to the vesting of such shares, the shares will be deemed restricted stock and will be subject to a repurchase option in favor of the Company if the option holder’s service to the Company terminates prior to vesting.
(9)	Includes (i) 45,795 shares held by Dr. Linda Marbán; (ii) 920 shares held by Linda and Eduardo Marbán as joint tenants with rights of survivorship; (iii) 309,915 shares held by Eduardo Marbán, the former spouse of Dr. Linda Marbán; and (iv) 532,398 shares issuable upon the exercise of stock options held directly by Dr. Linda Marbán which are exercisable or will become exercisable within 60 days of April 11, 2022. Certain shares issuable upon the exercise of stock options issued to Dr. Linda Marbán are subject to early exercise under the Capricor Therapeutics, Inc. 2021 Equity Incentive Plan, Capricor Therapeutics, Inc. 2020 Equity Incentive Plan, and the Capricor Therapeutics, Inc. 2012 Restated Equity Incentive Plan. As of April 11, 2022, Dr. Linda Marbán has not indicated her intent to exercise early. If the option holder elects to take advantage of the early exercise feature and purchase shares prior to the vesting of such shares, the shares will be deemed restricted stock and will be subject to a repurchase option in favor of the Company if the option holder’s service to the Company terminates prior to vesting.
(10)	Includes (i) 1,115 shares held by Ms. Krasney and (ii) 148,054 shares issuable upon the exercise of stock options held directly by Ms. Krasney that are exercisable or will become exercisable within 60 days of April 11, 2022. The shares issuable upon the exercise of stock options issued to Ms. Krasney are subject to early exercise under the Capricor Therapeutics, Inc. 2021 Equity Incentive Plan, Capricor Therapeutics, Inc. 2020 Equity Incentive Plan, and the Capricor Therapeutics, Inc. 2012 Restated Equity Incentive Plan. As of April 11, 2022, Ms. Krasney has not indicated her intent to exercise early. If the option holder elects to take advantage of the early exercise feature and purchase shares prior to the vesting of such shares, the shares will be deemed restricted stock and will be subject to a repurchase option in favor of the Company if the option holder’s service to the Company terminates prior to vesting.

Securities Authorized for Issuance Under Equity Compensation Plans

We have four equity-incentive plans that have been approved by stockholders: (i) the 2006 Stock Option Plan; (ii) the 2012 Restated Equity Incentive Plan; (iii) the 2020 Equity Incentive Plan; and (iv) the 2021 Equity Incentive Plan. The Company also maintains the 2012 Non-Employee Director Stock Option Plan, which has not been approved by stockholders.

The following table sets forth additional information with respect to the shares of common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements in effect as of December 31, 2021. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options, warrants, and rights, and the number of shares remaining available for future grant, excluding the shares to be issued upon exercise of outstanding options, warrants, and rights.

Equity Compensation Plan Information

	Number of	Weighted-
	securities to	average	Number of securities
	be issued	exercise	remaining available for
	upon exercise	price of	future issuance
	of outstanding	outstanding	under equity
	options,	options,	compensation plans
	warrants and	warrants	(excluding securities
	rights	and rights	reflected in column
Plan Category	(A)	(B)	(A))(C)
Equity compensation plans approved by security holders:
The 2006 Stock Option Plan	5,497	$3.70	—
The 2012 Restated Equity Incentive Plan	465,642	$1.41	152,525
The 2020 Equity Incentive Plan	2,826,724	$2.77	488,147
The 2021 Equity Incentive Plan	277,000	$4.91	3,223,000	(1)
Equity compensation plans not approved by security holders:
2012 Non-Employee Director Stock Option Plan(2)	218,961	$1.39	6,010
Total	3,793,824	$2.68	3,869,682

(1)	The number of shares available for future issuance under the Capricor Therapeutics, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) Plan shall automatically increase on January 1 of each year by an amount equal to 5% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year (rounded down to the nearest whole share).
(2)	Following the consummation of the merger between Nile Therapeutics, Inc. and Capricor, Inc., 2,697,311 shares (on a pre-reverse stock split basis) of common stock were reserved under the 2012 Non-Employee Director Plan for the issuance of stock options to members of the Board who are not employees of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and reports of changes in the ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of the forms submitted to it during the last fiscal year, the Company believes that, during the last fiscal year, all such reports were timely filed.

2021 Executive Compensation

The following summary compensation table reflects cash and non-cash compensation for the 2021 and 2020 fiscal years awarded to or earned by (i) our principal executive officer for the fiscal year ended December 31, 2021; and (ii) the two most highly-compensated individuals, other than our principal executive officer, that served as an executive officer at the end of the fiscal year ended December 31, 2021 and who received in excess of $100,000 in total compensation during such fiscal year. We refer to these individuals as our “named executive officers”.

Summary Compensation Table

				Option	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards($)(1)	Compensation ($)(2)	Total ($)
Linda Marbán, Ph.D.	2020	$150,000	$45,000	$1,460,532	$1,500	$1,657,032
Chief Executive Officer	2021	$200,000	$68,745	$1,496,715	$18,526	$1,783,986

Karen Krasney, J.D.	2020	$313,750	$31,500	$415,855	$1,500	$762,605
Executive Vice President & General Counsel	2021	$330,750	$33,075	$312,246	$1,500	$677,571

Anthony Bergmann, M.B.A.	2020	$287,500	$27,500	$475,692	$1,500	$792,192
Chief Financial Officer	2021	$315,000	$75,000	$312,246	$7,023	$709,269

(1)	Amounts reflect the grant date fair value of awards granted under the Company’s 2020 Equity Incentive Plan computed pursuant to Financial Accounting Standards Board’s Accounting Standards Codification 718 “Compensation – Stock Compensation.” Assumptions used in the calculation of these amounts are included in Note 4 – “Stock Awards, Warrants and Options,” of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 11, 2022. See the “Outstanding Equity Awards at Fiscal Year-End” table for information regarding all option awards outstanding as of December 31, 2021.
(2)	Represents premiums contributed by the Company for the employee’s health reimbursement account and moving expenses related to relocation expenses.

Employment Agreements and Post-Termination Benefits

Linda Marbán, Ph.D. — President and Chief Executive Officer

Dr. Linda Marbán’s employment as our Chief Executive Officer is subject to the terms of that certain restated and amended employment agreement dated June 5, 2019, by and between Capricor, Inc. and Dr. Marbán. In accordance with the agreement, Dr. Marbán was initially entitled to an annual salary of $150,000. Effective January 1, 2021, Dr. Marban’s annual base salary was increased to $200,000. Dr. Marbán received a $50,000 bonus for 2021 services which was paid on February 15, 2022. Additionally, she received a relocation bonus of $18,745 as well as reimbursed moving expenses of $17,026 in connection with her move to the Company’s new headquarters located in San Diego. Effective January 1, 2022, Dr. Marbán’s annual base salary was increased to $210,000. Dr. Marbán’s employment is at will and she has also signed an employee invention assignment, non-disclosure, non-solicitation, and non-competition agreement. In the event the employment agreement is terminated during the term other than for cause, death or disability, or if Dr. Marbán resigns for good reason, she would be entitled to receive a severance payment equal to six months’ salary then in effect (ignoring any decrease that forms the basis of Dr. Marbán’s resignation for good reason, if applicable).

Karen Krasney, J.D. — Executive Vice President, General Counsel

Karen Krasney’s employment as our Executive Vice President and General Counsel is subject to the terms of that certain employment agreement dated May 14, 2019. Under the agreement, Ms. Krasney was initially entitled to an annual salary of $300,000. Effective February 1, 2021, Ms. Krasney’s annual base salary was increased to $330,750. Ms. Krasney received a $33,075 bonus for 2021 services which was paid on February 15, 2022. Effective January 1, 2022, Ms. Krasney’s annual base salary was increased to $345,000. In addition, Ms. Krasney has signed an at-will employment, confidential information, and invention assignment agreement, and an arbitration agreement. In the event the employment agreement is terminated during the term other than for cause, death or disability, or if Ms. Krasney resigns for good reason, she would be entitled to receive a severance payment equal to six months’ salary then in effect (ignoring any decrease that forms the basis of Ms. Krasney’s resignation for good reason, if applicable).

Anthony Bergmann, M.B.A. — Chief Financial Officer

Anthony Bergmann’s employment as our Chief Financial Officer is subject to the terms of that certain employment agreement dated May 14, 2019. Under the agreement, Mr. Bergmann was initially entitled to an annual salary of $200,000. Effective January 1, 2021, Mr. Bergmann’s annual base salary was increased to $315,000. Mr. Bergmann also received a $50,000 bonus for 2021 services which was paid on February 15, 2022. Additionally, he received a relocation bonus of $25,000 as well as reimbursed moving expenses of $5,523 in connection with his move to the Company’s new headquarters located in San Diego. Effective January 1, 2022, Mr. Bergmann’s annual base salary was increased to $345,000. In addition, Mr. Bergmann has signed an at-will employment, confidential information, and invention assignment agreement, and an arbitration agreement. In the event the employment agreement is terminated during the term other than for cause, death or disability, or if Mr. Bergmann resigns for good reason, he would be entitled to receive a severance payment equal to six months’ salary then in effect (ignoring any decrease that forms the basis of Mr. Bergmann’s resignation for good reason, if applicable).

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised stock options held by the named executive officers at December 31, 2021:

			Equity Incentive
			Plan Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option
	Options	Options	Unearned	Exercise	Option
Name	Exercisable	Unexercisable	Options	Price ($)	Expiration Date
Linda Marbán, Ph.D.	41,497	—	—	1.39	05/14/2023	(1)(12)
	25,000	—	—	1.39	03/03/2025	(2)(12)
	19,999	—	—	1.39	01/03/2027	(3)(12)
	9,860	138	—	1.39	01/02/2028	(4)(12)
	16,666	8,334	—	1.39	08/08/2029	(5)(12)
	168,872	199,577	—	1.39	02/12/2030	(6)(13)
	105,117	353,576	—	3.74	01/04/2031	(7)(13)

Karen Krasney, J.D.	18,932	—	—	1.39	11/13/2022	(8)(12)
	3,000	—	—	1.39	03/03/2025	(2)(12)
	5,000	—	—	1.39	06/02/2026	(9)(12)
	2,500	—	—	1.39	01/03/2027	(3)(12)
	3,427	73	—	1.39	01/02/2028	(10)(12)
	10,110	3,890	—	1.39	08/08/2029	(11)(12)
	48,082	56,826	—	1.39	02/12/2030	(6)(13)
	21,929	73,764	—	3.74	01/04/2031	(7)(13)

Anthony Bergmann, M.B.A.	1,659	—	—	3.70	07/27/2022	(8)
	2,178	—	—	1.39	10/23/2023	(1)(12)
	2,500	—	—	1.39	03/03/2025	(2)(12)
	3,000	—	—	1.39	06/02/2026	(9)(12)
	3,500	—	—	1.39	01/03/2027	(3)(12)
	4,895	105	—	1.39	01/02/2028	(10)(12)
	10,110	3,890	—	1.39	08/08/2029	(11)(12)
	55,001	65,002	—	1.39	02/12/2030	(6)(13)
	21,929	73,764	—	3.74	01/04/2031	(7)(13)

(1)	Vesting schedule is as follows: The shares of common stock subject to this option vest 25% per year over 4 years commencing June 1, 2014. This option became fully vested on June 1, 2017.
(2)	Vesting schedule is as follows: The shares of common stock subject to this option vest 1/48th per month commencing April 1, 2015. This option became fully vested on March 1, 2019.
(3)	Vesting schedule is as follows: The shares of common stock subject to this option vest 1/48th per month commencing February 1, 2017. This option became fully vested on January 1, 2021.
(4)	Vesting schedule is as follows: 3,351 of the shares of common stock subject to this option vest 1/12th per month commencing February 1, 2018 with the last 1/12th vest on December 31, 2018. 6,647 of the shares of common stock subject to this option vest 1/48th per month commencing on February 1, 2018.
(5)	Vesting schedule is as follows: 20% of the shares of common stock subject to this option vested immediately, with the remainder vesting monthly over 48 months commencing September 1, 2019.
(6)	Vesting schedule is as follows: The shares of common stock subject to this option vest 1/48th per month commencing March 1, 2020.

(7)	Vesting schedule is as follows: The shares of common stock subject to this option vest 1/48th per month commencing February 1, 2021.
(8)	Vesting schedule is as follows: 25% of the shares of common stock subject to this option vested immediately, with the remainder vesting monthly over 36 months commencing December 1, 2012. This option became fully vested on December 1, 2015.
(9)	Vesting schedule is as follows: The shares of common stock subject to this option vest 1/48th per month commencing July 1, 2016. This option became fully vested on June 1, 2020.
(10)	Vesting schedule is as follows: The shares of common stock subject to this option vest 1/48th per month commencing February 1, 2018.
(11)	Vesting schedule is as follows: 4,666 shares of common stock subject to this option vested immediately, with the remainder vesting monthly over 48 months commencing September 1, 2019.
(12)	The options issued under the 2012 Restated Equity Incentive Plan are subject to early exercise. If the option holder elects to take advantage of the early exercise feature and purchase shares prior to the vesting of such shares, the shares will be deemed restricted stock and will be subject to a repurchase option in favor of the Company if the option holder’s service to the Company terminates prior to vesting.
(13)	The options issued under the 2020 Equity Incentive Plan are subject to early exercise. If the option holder elects to take advantage of the early exercise feature and purchase shares prior to the vesting of such shares, the shares will be deemed restricted stock and will be subject to a repurchase option in favor of the Company if the option holder’s service to the Company terminates prior to vesting.

Compensation of Directors

The following table sets forth the compensation received by our directors for their service in fiscal year 2021. Dr. Marbán is not listed below since she is an employee of the Company and receives no additional compensation for serving on our Board or its committees.

	Fees Earned or	Option Awards	All Other
Name	Paid in Cash	(1) (2)	Compensation		Total
Frank Litvack, M.D.	—	$689,015	$120,000	(3)	$809,015
George Dunbar	—	$232,939	—		$232,939
Louis Manzo	—	$235,151	—		$235,151
Earl Collier	—	$234,776	—		$234,776
David Musket	—	$313,659	—		$313,659
Karimah Es Sabar	—	$488,175	—		$488,175

(1)	Amounts reflect the grant date fair value of awards granted under the 2021 Equity Incentive Plan and 2020 Equity Incentive Plan, computed pursuant to Financial Accounting Standards Board’s Accounting Standards Codification 718 “Compensation – Stock Compensation”. Assumptions used in the calculation of these amounts are included in Note 4 – “Stock Awards, Warrants and Options”, of the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 11, 2022.
(2)	Options granted for the following number of shares were outstanding as of December 31, 2021: Dr. Litvack – 742,600 shares; Mr. Dunbar – 185,650 shares; Mr. Manzo – 198,277 shares; Mr. Collier – 185,650 shares; Mr. Musket – 232,078 shares; and Ms. Es Sabar – 115,000 shares.
(3)	Pursuant to the terms of a Consulting Agreement, dated March 24, 2014, Capricor, Inc. paid to Dr. Litvack $10,000 per month, for an aggregate of $120,000 during the year ended December 31, 2021, as consideration.

Risk Assessment of Compensation Programs

We do not believe that our compensation programs create risks that are reasonably likely to have a material adverse effect on our Company. We believe that the combination of different types of compensation as well as the overall amount of compensation, together with our internal controls and oversight by our Board, mitigates potential risks.

Certain Relationships and Related Party Transactions

Dr. Frank Litvack

In 2013, Capricor entered into a Consulting Agreement with Dr. Frank Litvack, the Company’s Executive Chairman and a member of its board of directors, whereby Capricor agreed to pay Dr. Litvack $10,000 per month for consulting services. The agreement is terminable upon 30 days’ notice. The Consulting Agreement remains in effect and the Company considers the effect of the Consulting Agreement in its determination of Dr. Litvack’s independence under applicable Nasdaq and other standards.

Employment Agreements

Information regarding our executive employment agreements for certain officers is located under the caption, “Employment Agreements and Post-Termination Benefits” above.

Director and Officer Indemnification Agreements

In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we generally enter into separate indemnification agreements with our directors and executive officers. These agreements require us, among other things, to indemnify the director or executive officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, paid by the individual in connection with any action, suit or proceeding arising out of the individual’s status or service as our director or executive officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by us. We also intend to enter into these agreements with our future directors and executive officers.

Policies and Procedures for Related Party Transactions

Although we have adopted a Code of Business Conduct and Ethics, we rely on the Board to review related party transactions on an ongoing basis to prevent conflicts of interest. The Board reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to the Board for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If the Board finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. The Board approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices and other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice, Proxy Statement, Annual Report and other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice, Proxy Statement and Annual Report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, Proxy Statement and Annual Report, please notify your broker or us. Direct your written request to the Company’s Corporate Secretary at 10865 Road to the Cure, Suite 150, San Diego, California 92121 or contact the Company’s Corporate Secretary at (310) 358-3200. Stockholders who currently receive multiple copies of the Notices, Proxy Statements, Annual Reports and other Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their broker or our Corporate Secretary in the same manner described above. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice, Proxy Statement, Annual Report and other Annual Meeting materials to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we have filed with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, N.E.

Washington, DC 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at “http://www.sec.gov.” Copies of our SEC filings are also available through our website (www.capricor.com) as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC.

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Linda Marbán, Ph.D.
Linda Marbán, Ph.D.
Chief Executive Officer and a Director

- 0 CAPRICOR THERAPEUTICS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, a stockholder of Capricor Therapeutics, Inc., hereby appoints Linda Marbán, Ph.D. and Karen Krasney, Esq., and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of Stockholders of Capricor Therapeutics, Inc., to be held on June 3, 2022 at 10:00 a.m. (PDT) with a physical location at the Company’s principal executive offices located at 10865 Road to the Cure, Suite 150, San Diego, California 92121 and at any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, in the manner directed herein. (Continued and to be signed on the reverse side) 14475 1.1

ANNUAL MEETING OF STOCKHOLDERS OF CAPRICOR THERAPEUTICS, INC. June 3, 2022 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The proxy statement and proxy card are available at http://www.capricor.com/inv_sec.html Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20703003000000000000 2 060322 LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING DECEMBER 31, 2022 O George Dunbar FOR ALL NOMINEES 3. APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION, ON A accordance with the recommendations of the Board of the Directors. Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" FOR PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE FOLLOWING: 1. ELECTION OF DIRECTORS FOR ALL NOMINEESO Frank Litvack O Linda Marbán WITHHOLD AUTHORITYO David Musket O Louis Manzo FOR ALL EXCEPTO Earl Collier, Jr. (See instructions below)O Karimah Es Sabar INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for which you wish to withhold authority, as shown here: THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE FOLLOWING PROPOSAL: FOR AGAINST ABSTAIN 2. RATIFICATION OF THE SELECTION OF ROSE, SNYDER & JACOBS FIRM OF THE COMPANY FOR ITS FISCAL YEAR ENDING THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE FOLLOWING PROPOSAL: FOR AGAINST ABSTAIN NON-BINDING ADVISORY BASIS This proxy will be voted as directed, or if no direction is indicated, will be voted in To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of StockholderDate: